University General Health System to Host "Investor and Analyst Conference" on February 3-4, 2014

Registration Available on Internet at www.ughs.net/invest

HOUSTON, TX -- (Marketwired - January 02, 2014) - University General Health System, Inc. (OTCQB: UGHS) (the "Company"), a diversified, integrated multi-specialty health delivery system, today provided details and registration instructions for its upcoming "Investor and Analyst Conference" on February 3-4, 2014.

Shareholders, research analysts and potential investors are invited to attend University General Health System's first "Investor and Analyst Conference," which will be held at the Company's corporate headquarters and flagship University General Hospital on Monday, February 3, 2014 and Tuesday, February 4, 2014. The hospital and corporate headquarters are co-located at 7501 Fannin Street in Houston, Texas (a few blocks south of the Texas Medical Center and adjacent to Reliant Stadium).

Participants at the conference will be provided with updates from various corporate executives on Monday and will have an opportunity to tour the Company's flagship University General Hospital and a number of its Hospital Outpatient Department ("HOPD") facilities on Monday and Tuesday. A dinner for registered participants, who have sent an RSVP confirmed by the Company, will follow the day's activities on Monday, February 3, 2014.

In order to attend the event and participate in the associated activities, participants must pre-register at www.ughs.net/invest no later than January 29, 2014. A list of hotels will be provided on the registration website for those who need overnight accommodations.

The Company also announced that it plans to post transcripts of its "Investor Update" conference calls that were held on October 17, 2013 (after its Form 10-K for 2012 was filed with the SEC) and December 19, 2013 on the University General Health System website (www.ughs.net) under the "Investor Relations" section and the "Presentations" sub-section. Such transcripts should be available on the website no later than January 2, 2014 and will remain on the website until the Company files its Form 10-Qs for the first three quarters of 2013 with the SEC.

ABOUT UNIVERSITY GENERAL HEALTH SYSTEM, INC.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers physician-centric, high quality patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals, three ambulatory surgical centers, a number of diagnostic imaging, physical therapy and sleep clinics, and a hyperbaric wound care center in the Houston and Dallas metropolitan areas. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

For Additional Information, Please Contact:

Donald Sapaugh
President
(713) 375-7557 x 105
dsapaugh@ughs.net

or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(830) 693-4400
info@rjfalkner.com